Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

JPMorgan Chase Bank, National Association

Chase Issuance Trust

The undersigned, a duly authorized officer of JPMorgan Chase Bank, National Association (the “Bank”), as Servicer, pursuant to the Fourth Amended and Restated Transfer and Servicing Agreement, dated as of January 20, 2016 (as amended and supplemented from time to time, the “Agreement”) among the Bank, as administrator, account owner and servicer (in such capacity, the “Servicer”), Chase Card Funding LLC, as transferor, Chase Issuance Trust and Wells Fargo Bank, National Association, as indenture trustee and collateral agent, does hereby certify that:

1.	The Bank is, as of the date hereof, the Servicer under the Agreement.

2.	A review of the Servicer’s activities during the calendar year ended December 31, 2023 (the “Reporting Period”) and of its performance under the Agreement has been made under my supervision.

3.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate this 28th day of March 2024.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Servicer

By:	/s/ Maria Laura Sarcone
	Name:	Maria Laura Sarcone
	Title:	Managing Director